Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact:
Jeremy Neuhart
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

PPG reports second quarter 2009 financial results

•	Sales and earnings decline versus last year as difficult economic conditions continue

•	Nearly $400 million in cash from operations, up 25 percent versus last year

•	Profitability improved substantially versus previous two quarters

•	Aggressive cost-management and restructuring actions contributing significantly to improving bottom-line performance

PITTSBURGH, July 16, 2009 – PPG Industries (NYSE:PPG) today reported sales for the second quarter of $3.1 billion, a decline of 30 percent versus the prior year’s second quarter including a 6 percent decline resulting from a business divestiture in 2008. The company reported net income of $146 million, or 89 cents per share. Adjusted net income was $148 million, or 91 cents per share. Second quarter 2008 sales were $4.5 billion and reported net income was $250 million, or $1.51 per share, and adjusted net income was $275 million, or $1.66 per share.

Sales in the quarter were down $1.4 billion, including a $253 million impact from the divestiture of a majority interest in the automotive glass and services (AG&S) business. Sales declined in all major regions of the world, with negative foreign currency translation a contributing factor in the decrease.

Second quarter 2009 net income includes an aftertax charge of $2 million, or 2 cents per share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement, which is pending court proceedings. Reported second quarter 2008 net income included one-time, aftertax charges related to PPG’s AG&S business of $23 million, or 14 cents per share, and an aftertax charge of $2 million, or 1 cent per share, for the proposed asbestos settlement.

“While sales and earnings were down versus last year, our cash generation was up 25 percent and our earnings rose considerably in comparison to the previous two quarters,” said Charles E. Bunch, PPG chairman and chief executive officer. “Clearly, we are continuing to experience very challenging conditions in many of our end-use markets. However, we are encouraged as our total sales during the quarter remained fairly consistent month to month, and were also steady within each major region. This gives us a degree of confidence that most markets have stabilized, albeit at considerably lower levels than prior years.”

Bunch said that PPG’s coatings segments combined with its Optical and Specialty Materials segment accounted for 90 percent of total segment earnings and were considerably stronger than last quarter. “Specifically, our Architectural Coatings – EMEA and Performance Coatings

segments delivered nearly flat year-over-year earnings in local currencies, which is a noteworthy achievement, especially when considering the volume headwinds related to the weakened economy,” he said.

Bunch attributed much of the earnings improvement and strong cash generation to the company’s strong execution and cost management across all of its businesses. “Our aggressive cost-cutting and restructuring actions are not only benefiting us today, but we are also well-positioned to capitalize as economic conditions and demand improve.

“Looking ahead to the third quarter, we expect overall market demand to improve, but only mildly,” Bunch said. He noted that the third quarter is traditionally a slower period due to seasonal trends in PPG’s businesses. “We expect sequential improvement in the U.S. automotive OEM market, but we expect the opposite for commodity chemicals.”

Bunch said that PPG ended the quarter with more than $1 billion of cash on hand and that the company intends to remain very prudent regarding the management of its cash position.

Performance Coatings segment sales in the second quarter 2009 decreased $203 million, or 16 percent, versus the prior year’s quarter. Currency conversion accounted for more than 40 percent of the sales decline, and the company also realized lower volumes in the automotive refinish business. Volumes remained down in the architectural coatings – Americas and Asia/Pacific business, but they improved versus first quarter 2009 year-over-year levels. The protective and marine coatings and aerospace businesses experienced mild volume declines. Segment earnings decreased $13 million, with currency accounting for $12 million of the decline. Lower volumes were offset by tighter cost controls and selling price gains.

Industrial Coatings segment sales for the quarter decreased $411 million, or 36 percent, due primarily to lower volumes in the automotive OEM coatings and industrial coatings businesses, reflecting the continued severe declines in global demand. Weaker foreign currencies also detracted from sales. Segment earnings for the quarter were $28 million, a decrease of $81 million from the prior year’s second quarter, due to significantly lower volumes and negative currency impacts. Substantially lower costs as a result of aggressive cost management, combined with improved pricing and lower input costs, partially offset the volume weakness. Earnings in the segment were $68 million higher than in the fourth quarter 2008, despite a slightly lower sales level.

Architectural Coatings – EMEA segment sales for the quarter decreased $140 million, or 21 percent, due in large part to weaker foreign currencies. Year-over-year volumes were down mid-single-digit percentages, but volume trends improved versus the first quarter 2009. Segment earnings decreased $16 million, with $12 million attributed to foreign currency conversion.

Optical and Specialty Materials segment sales for the quarter decreased $55 million, or 18 percent, as a result of lower sales volumes, including a 35 percent decline in silicas business sales. Segment earnings declined $15 million due largely to the lower volumes and weaker foreign currencies.

Commodity Chemicals segment sales for the quarter decreased $176 million, or 36 percent, due primarily to lower volumes and lower selling prices. The decline in demand was due to lower U.S. industrial activity. Segment earnings decreased $26 million due to lower sales volumes and lower manufacturing utilization as a result of the lower activity levels. The impact of lower input costs, primarily natural gas, was counteracted by the lower selling prices.

Glass segment sales declined $374 million compared with the prior year due largely to the AG&S business divestiture, which was completed in September 2008. Other factors contributing to the sales decline were lower volumes reflecting reduced construction and general industrial demand and weaker foreign currency. The segment loss was $7 million, a decline of $37 million due to the lower volumes and the absence of earnings from the divested AG&S business. Despite only a modest sales change versus the first quarter 2009, segment earnings improved $20 million, driven in part by improved manufacturing costs.

Last year’s second quarter results for the divested AG&S business were earnings of $10 million pretax, $6 million aftertax, or 4 cents per share.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiber glass. The company has more than 140 manufacturing facilities and equity affiliates and operates in more than 60 countries. Sales in 2008 were $15.8 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will hold a conference call to review its second quarter financial performance today, Thursday, July 16, at 1:30 p.m. ET. Charles E. Bunch, chairman and chief executive officer, and William H. Hernandez, senior vice president, finance, and chief financial officer, will provide commentary and host questions and answers. The dial-in numbers are: in the United States, 866-711-8191; international, 617-597-5327; passcode 83084042. The conference call will also be available in listen-only mode via Internet broadcast from PPG’s Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available beginning at approximately 4:30 p.m. ET, Thursday, July 16, through 5 p.m. ET, Friday, July 31. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 34956801.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per common share (attributable to PPG) adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per common share (attributable to PPG) adjusted for these items are not recognized financial measures determined in accordance with U.S. GAAP and should not be considered a substitute for net income or earnings per common share (attributable to PPG) or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the second quarter 2009 and 2008:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

	Net Income
	$	EPS
Second Quarter – 2009
Net Income (Attributable to PPG) as Reported	$146	$0.89
Net Charge for Asbestos Settlement	2	0.02

Adjusted Net Income	$148	$0.91

	Net Income
	$	EPS
Second Quarter – 2008
Net Income (Attributable to PPG) as Reported	$250	$1.51
Depreciation Catch-Up Charge	11	0.07
Divestiture-Related Benefit Costs	12	0.07
Net Charge for Asbestos Settlement	2	0.01

Adjusted Net Income	$275	$1.66

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended June 30		6 Months Ended June 30
	2009	2008	2009	2008
Net sales	$3,115	$4,474	$5,898	$8,436
Cost of sales, exclusive of depreciation and amortization (Note A)	1,898	2,829	3,616	5,425
Selling and other (Note B)	828	1,054	1,638	2,035
Depreciation (Note C)	88	128	176	235
Interest expense	49	65	97	131
Amortization	31	37	61	71
Asbestos settlement - net	3	4	7	4
Business restructuring	—	—	186	—
Other - net (Note D)	(35)	(37)	(25)	(42)

INCOME BEFORE INCOME TAXES	253	394	142	577
Income tax expense (Note E)	84	116	64	173

Net income attributable to the controlling and noncontrolling interests (Note F)	169	278	78	404
Less: net income attributable to the noncontrolling interests (Note F)	(23)	(28)	(43)	(54)

NET INCOME (ATTRIBUTABLE TO PPG) (Note F)	146	250	35	350

Earnings per common share (attributable to PPG)	$0.89	$1.52	$0.21	2.13

Earnings per common share - assuming dilution (attributable to PPG)	$0.89	$1.51	$0.21	2.12

Average shares outstanding	163.8	164.6	163.9	164.5

Average shares outstanding - assuming dilution	164.4	165.6	164.5	165.7

Note A:

The six months ended June 30, 2008, include a pretax expense of $94 million ($66 million aftertax, or 40 cents per share) for the flow-through cost of sales of the step up to fair value of inventory related to the SigmaKalon acquisition.

Note B:

The three and six months ended June 30, 2008, include a pretax expense of $19 million ($12 million aftertax, or 7 cents per share) for the impact of benefit changes including accelerated vesting negotiated as part of the sale of the automotive glass and services business.

Note C:

The three and six months ended June 30, 2008, include a pretax expense of $17 million ($11 million aftertax, or 7 cents per share) for the catch-up of depreciation expense, which was suspended when the automotive glass and services business was classified as a discontinued operation in September 2007.

Note D:

The six months ended June 30, 2008, include a pretax expense of $23 million ($23 million aftertax, or 14 cents per share) for the write-off of in-process research and development related to the SigmaKalon acquisition.

Note E:

The effective tax rate on pretax earnings for the six months ended June 30, 2009, was 45 percent, consisting of a tax benefit of 24 percent on the charge for business restructuring and tax expense of 33 percent on remaining pretax earnings. The effective tax rate for the six months ended June 30, 2008, was approximately 30 percent, consisting of a tax benefit of 24 percent on SigmaKalon acquisition-related costs, a tax benefit stemming from the settlement of the IRS audit of PPG’s 2004 and 2005 U.S. tax returns, and tax expense of 30 percent on remaining pretax earnings.

Note F:

On January 1, 2009, PPG Industries, Inc., adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51,” which requires that “minority interests” be renamed “noncontrolling interests” and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented.

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30 2009	June 30 2008	December 31 2008
		(millions)
Current assets:
Cash and cash equivalents	$1,052	$266	$1,021
Receivables - net	2,847	3,907	2,804
Inventories	1,672	2,124	1,702
Other	851	794	821

Total current assets	$6,422	$7,091	$6,348

Current liabilities:
Short-term debt and current portion of long-term debt	$896	$816	$903
Asbestos settlement	514	613	491
Accounts payable and accrued liabilities	2,692	3,316	2,816

Total current liabilities	$4,102	$4,745	$4,210

Long-term debt	$3,306	$3,440	$3,009

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended June 30		6 Months Ended June 30
	2009	2008	2009	2008
	(millions)
Net sales
Performance Coatings	$1,066	$1,269	$1,994	$2,383
Industrial Coatings	741	1,152	1,385	2,210
Architectural Coatings - EMEA	527	667	936	1,203
Optical and Specialty Materials	255	310	500	605
Commodity Chemicals	319	495	680	918
Glass (Note A)	207	581	403	1,117

TOTAL	$3,115	$4,474	$5,898	$8,436

Segment income
Performance Coatings	$158	$171	$247	$291
Industrial Coatings	28	109	12	204
Architectural Coatings - EMEA	55	71	58	80
Optical and Specialty Materials	61	76	121	150
Commodity Chemicals	42	68	125	136
Glass (Note A)	(7)	30	(34)	60

TOTAL	337	525	529	921
Legacy items (Note B)	(12)	(3)	(37)	(7)
Business restructuring (Note C)	—	—	(186)	—
Acquisition-related costs (Note D)	—	—	—	(117)
Depreciation catch-up charge (Note E)	—	(17)	—	(17)
Divestiture-related benefit costs (Note F)	—	(19)	—	(19)
Asbestos settlement - net	(3)	(4)	(7)	(4)
Interest expense, net of interest income	(42)	(60)	(84)	(119)
Unallocated stock-based compensation (Note G)	(6)	(6)	(13)	(15)
Other unallocated corporate expense	(21)	(22)	(60)	(46)

INCOME BEFORE INCOME TAXES	$253	$394	$142	$577

Note A:

Glass net sales and segment income include the results of the automotive glass and services business for the three and six months ended June 30, 2008.

Note B:

Legacy items include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges which are considered to be unusual or non-recurring. Legacy items also include equity earnings/(losses) from PPG’s 40-percent investment in the former automotive glass and services business for the three and six months ended June 30, 2009.

Note C:

For the six months ended June 30, 2009, business restructuring includes charges of $41 million for the Performance Coatings segment, $93 million for the Industrial Coatings segment, $13 million for the Architectural Coatings - EMEA segment, $12 million for the Optical and Specialty Materials segment, $6 million for the Commodity Chemicals segment, $13 million for the Glass segment, and $8 million for corporate. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note D:

Represents costs related to the SigmaKalon acquisition. In the first quarter 2008, these costs included $94 million of the flow-through cost of sales of the step up to fair value of acquired inventory and $23 million for the write-off of in-process research and development. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note E:

For the three and six months ended June 30, 2008, represents the catch-up of depreciation expense, which was suspended when the automotive glass and services business was classified as a discontinued operation in September 2007.

Note F:

For the three and six months ended June 30, 2008, represents the impact of benefit changes including accelerated vesting negotiated as part of the sale of the automotive glass and services business.

Note G:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants that are not allocated to the operating segments.